Exhibit 10.1

Executive Employment AGREEMENT

THIS Executive Employment AGREEMENT (this “Agreement”) is made and entered into on October 27, 2020 in Lexington, MA, by and between Agenus Inc., a Delaware corporation with a principal place of business at 3 Forbes Rd. Lexington, MA 02421 (the “Company”), and Steven O’Day (the “Executive”), effective as of the Executive’s first day of employment with the Company (the “Effective Date”).  Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in Section 14 below and as provided elsewhere herein.

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of areas;

WHEREAS, the Executive possesses certain experience and expertise that qualify him/her to provide the direction and leadership required by the Company; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive and the Executive wishes to accept such employment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2.Term. This Agreement will continue in effect until terminated in accordance with Section 5 hereof.  The term of this Agreement is hereafter referred to as “Term”.

3.Capacity and Performance.

(a)During the Term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and its Affiliates as may be designated from time to time consistent with his position.  In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time.

(b)During the Term hereof, the Executive shall devote his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder.  The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, academic, civic or charitable position during the Term of this Agreement, except as may be approved by the Board of Directors of the Company (the “Board”), or its Compensation Committee (the “Committee”) or its designee.

Exhibit 10.1

4.Compensation and Benefits.  As compensation for all services performed by the Executive under and during the Term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a)Base Salary.  During the Term hereof, the Company shall pay the Executive a base salary at the rate of $550,000.00 per annum, payable in accordance with the payroll practices of the Company for its executives and subject to adjustment by the Board or its Compensation Committee (the “Committee”), in its sole discretion.  Such base salary, as from time to time adjusted, is hereafter referred to as the “Base Salary”.

(b)Incentive and Bonus Compensation.  During the Term hereof, the Executive shall be entitled to participate in the Company’s annual cash incentive program in accordance with the terms thereof, as such program or terms may be modified or amended by the Company from time to time; provided, however, that nothing contained herein shall obligate the Company to continue such program or any particular terms of such program.  The Executive’s target annual cash incentive bonus under the Company’s annual cash incentive program is 50% of his Base Salary, with the actual bonus, if any, to be determined by the Board or Committee in accordance with the terms of the annual cash incentive program then in effect. Such target may be modified by the Board or the Committee from time to time, in its sole discretion.

(c)Equity Awards.  In connection with the commencement of the Executive’s employment hereunder, subject to the approval by the Committee, the Executive shall be granted (i) an option to purchase 300,000 shares of common stock of the Company with an exercise price equal to the fair market value of a share of common stock of the Company on the date of grant and (ii) an award of 100,000 restricted stock units (the “RSUs”).  To the maximum extent permitted under applicable law, the stock option will be an Incentive Stock Option that vests in equal annual increments over three years, with 100,000 options vesting on each of the first, second and third anniversary of the Effective Date.  The RSUs will vest 100% in a single installment on the one-year anniversary of the Effective Date. These equity grants will be made under and subject to the terms of the Agenus Inc. 2019 Equity Incentive Plan and the applicable award agreements thereunder.  At the discretion of the Committee, the Executive may be granted additional options to purchase shares of stock of the Company in the future, but nothing herein shall guarantee or require the Company to grant the Executive additional options or other equity incentive awards.  Any options or other equity incentive awards granted to the Executive shall be governed by the terms of the applicable Company equity incentive plan, as amended from time to time, and any certificate or award agreement thereunder, and other restrictions generally applicable to Company stock options or other equity incentive awards.

(d)  Signing Bonus.  In connection with the commencement of the Executive’s employment hereunder, the Executive shall receive a one-time special signing bonus in an amount equal to $630,000 (the “Signing Bonus”).  If the Executive voluntarily ends his

Exhibit 10.1

employment with the Company prior to the two-year anniversary of the Effective Date, Executive will repay the Signing Bonus to the Company in full and without proration.  The Executive hereby authorizes the Company to deduct such amount from any wages or other amounts due by the Company to the Executive.  In the event that such deduction is less than the full amount of the Signing Bonus, then the Executive shall repay the remaining amount to the Company within 30 days of the termination of the Executive’s employment.

(e)Vacations.  During the Term hereof, the Executive shall be entitled to accrue four weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company.  Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(f)Other Benefits.  During the Term hereof and subject to any contribution therefor generally required of employees (including executives) of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive.  Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board, Committee or any administrative or other committee provided for in or contemplated by such plan.  The Company may alter, modify, add to or terminate its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate.

(g)Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses as set forth in the Company’s expense reimbursement policies as may be in effect from time to time, and to such reasonable substantiation and documentation as may be specified by the Company from time to time.  The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

5.Termination of Employment and Severance Benefits.  The Executive’s employment hereunder shall continue until terminated in accordance with this Section 5:

(a)Death.  In the event of the Executive’s death during the Term hereof, the Executive’s employment hereunder shall immediately and automatically terminate.  In the event

Exhibit 10.1

of the Executive’s death during the Term hereof, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, any earned and unpaid Base Salary and accrued but unused vacation through the date of his death (all of the foregoing, “Final Compensation”).  The Company shall have no further obligation or liability to the Executive.

(b) Disability.

(i)The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without a reasonable accommodation, for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days.

(ii)The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.  Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii)While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(e) and the terms of such plans, until the termination of his employment.

(iv)If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(v)In the event the Company terminates the Executive’s employment hereunder due to disability, the Company shall pay to the Executive any Final

Exhibit 10.1

Compensation due to the Executive.  The Company shall have no further obligation or liability to the Executive.

(c) By the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause (as defined below) at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause.  The following, as determined by the Company, shall constitute “Cause” for termination:

(i)The Executive’s failure to perform (other than by reason of disability), or negligence in the performance of, his duties and responsibilities to the Company or any of its Affiliates; or

(ii)Material breach by the Executive of any provision of this Agreement; or

(iii)Other conduct by the Executive that is, or could reasonably be expected to be, materially harmful to the business, interests or reputation of the Company or any of its Affiliates.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive, other than for any Final Compensation due to the Executive.

(d)By the Company Other than for Cause.  The Company may terminate the Executive’s employment with the Company other than for Cause at any time upon notice to the Executive.  In the event of such termination (which shall not, for the avoidance of doubt, include a termination of employment by reason of the Executive’s death or disability), in addition to any Final Compensation due to the Executive, subject to Section 6 below, the Company shall provide the Executive the following (in the aggregate, the “Severance Benefits”): (i) the Company will continue to pay the Executive his Base Salary, at the rate in effect on the date of termination, until the conclusion of a period of twelve (12) months following the date of termination, (ii) the Company shall pay to the Executive in one lump sum an amount equal to the higher of (x) the Executive’s target annual cash incentive bonus under the Company’s annual cash incentive program for the year in which the Executive’s employment is terminated or (y) the actual annual cash incentive bonus paid to the Executive, if any, under the Company’s annual cash incentive program for the last full fiscal year preceding the year in which the Executive’s employment is terminated, (iii) the Company shall also, until the conclusion of a period of twelve (12) months following the date of termination, pay the Executive an amount equal to the full premium cost of the Executive’s participation in the Company’s group medical and dental insurance plans pursuant to the federal law known as COBRA, provided that the Executive is entitled to continue such participation under applicable law and plan terms and timely and properly elects to receive COBRA continuation coverage, and (iv) the Company will also provide the Executive with an outplacement assistance benefit in the form of a lump-sum payment of $15,000 plus an

Exhibit 10.1

additional lump-sum payment in an amount sufficient, after giving effect to all federal, state and other taxes with respect to such additional payment, to make the Executive whole for all taxes (including withholding taxes) on such outplacement assistance benefit.

(e) By the Executive for a Compensation Reduction.  The Executive may terminate his employment hereunder based on a material reduction in Base Salary (“Compensation Reduction”), provided that the Executive provides notice to the Company setting forth in reasonable detail the nature of such Compensation Reduction, and provided further that the Company shall have thirty (30) days from such notice to cure such reduction.  In the event of termination in accordance with this Section 5(e), the Executive will be entitled to receive the Severance Benefits he/she would have been entitled to receive had he/she been terminated by the Company other than for Cause pursuant to Section 5(d) above, subject to Section 6 below.  Notwithstanding anything in this Section 5(e) to the contrary, this Section 5(e) shall only be applicable if the Executive provides notice to the Company of the Compensation Reduction within 30 days following the initial existence of the condition claimed by the Executive to be a Compensation Reduction, the Company fails to cure such condition, and the Executive, in fact, terminates employment with the Company within 90 days of the initial existence of such condition.

(f)By the Executive Other than for a Compensation Reduction.  The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company.  In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the notice period (or for any remaining portion of the period so waived).  The Company shall also pay the Executive any Final Compensation due to him/her.

(g)Change in Control.  Subject to any conflicting terms for a given performance share award or restricted stock unit award (which terms shall control and govern):

  (i)If a Change in Control occurs, on the date of such Change in Control fifty-percent (50%) of any stock options or shares of restricted stock of the Company previously granted or issued to the Executive that are outstanding and unvested as of the date of the Change in Control shall become vested, exercisable and, in the case of shares of restricted stock, no longer subject to forfeiture, provided that the Executive is employed by the Company on the date of such Change in Control.

(ii)If a Change in Control occurs and within eighteen (18) months following such Change in Control, the Company terminates the Executive’s employment other than for Cause (and other than due to the Executive’s death or disability), or the Executive terminates his employment as a result of a Compensation Reduction or for Good Reason (as defined herein), then, subject to Section 6 below, in lieu of any

Exhibit 10.1

payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof, but in addition to any Final Compensation due to the Executive, the Company shall provide the Executive the following (in the aggregate, the “Change in Control Severance Benefits”):  (A) the Company shall pay to the Executive in one lump sum an amount equal to (x) eighteen (18) months Base Salary at the rate in effect on the date of termination, plus (y) 150% of the higher of (I) the Executive’s target annual cash incentive bonus under the Company’s annual cash incentive program for the year in which the Executive’s employment is terminated or (II) the actual annual cash incentive bonus paid to the Executive, if any, under the Company’s annual cash incentive program for the last full fiscal year preceding the year in which the Executive’s employment is terminated; (B) subject to the last sentence of Section 5(d), the Company shall also, until the conclusion of a period of eighteen (18) months following the date of termination, pay the Executive an amount equal to the full premium cost of the Executive’s participation in the Company’s group medical and dental insurance plans, provided that the Executive is entitled to continue such participation under applicable law and plan terms and timely and properly elects to receive COBRA continuation coverage; (C) any (x) outstanding unvested options granted or issued to the Executive as of the date of the Change in Control shall become vested and shall be exercisable for ninety (90) days following termination of the Executive’s employment and (y) shares of unvested restricted stock of the Company granted or issued to the Executive as of the date of the Change in Control shall become vested and no longer subject to forfeiture; and (D) the Company will also provide the Executive with an outplacement assistance benefit in the form of a lump-sum payment of $15,000 plus an additional lump-sum payment in an amount sufficient, after giving effect to all federal, state and other taxes with respect to such additional payment, to make the Executive whole for all taxes (including withholding taxes) on such outplacement assistance benefit.

(iii)  In the event that it is determined that any payment or benefit provided by the Company or any of its Affiliates to or for the benefit of the Executive, either under this Agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision(s) (“Section 4999”), the payments or benefits otherwise payable will be automatically reduced to the extent necessary so that such excise tax shall not be applicable.  The specific payments to be reduced for this purpose will be determined at the Company’s discretion, but reductions shall first be applied to payments that are in the form of cash payments (rather than accelerated vesting of equity incentive awards).

Determinations under this Section 5(g)(iii) will be made by an accounting firm engaged by the Company (the “Firm”).  The determinations of the Firm will be binding upon the Company and the Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal

Exhibit 10.1

Revenue Service to have been incorrect.  All fees and expenses of the Firm will be paid by the Company.

(iv)For the purpose of this Section 5(g), a “Change in Control” shall mean: (A) the acquisition by any Organization of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the common stock of the Company; provided, however, that for purposes of this subsection (A), an acquisition shall not constitute a Change in Control if it is: (x) by a Benefit Plan sponsored or maintained by the Company or an entity controlled by the Company or (y) by an entity pursuant to a transaction that complies with clauses (x), (y) and (z) of subsection (C) of this Section 5(g)(iv); or (B) individuals who, as of November 2020, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to November 2020 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (or a majority of the members of a nominating committee who are members of the Incumbent Board) shall be treated as a member of the Incumbent Board unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Organization other than the Board; or (C) consummation of a merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company, (a “transaction”) in each case unless, immediately following such transaction, (x) the beneficial owners of the common stock of the Company outstanding immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (y) no Organization (excluding any entity resulting from such transaction or any Benefit Plan of the Company or such entity resulting from such transaction) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of such entity and (z) at least a majority of the members of the board of directors or similar board of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or (D) the complete liquidation or dissolution of the Company; notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change in Control unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5)(i) of the Treasury regulations.  For purposes of the foregoing:  “Benefit Plan” means any employee benefit plan, including any related trust; “Exchange Act” means the Securities Exchange Act of 1934, as amended; and “Organization” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

(h)To the extent any payment under Section 5 shall be required to be delayed following separation from service to comply with the “specified employee” rules of Section 409A of the Internal Revenue Code, it shall be delayed (but not more than is required to comply with such rules).

Exhibit 10.1

6.Effect of Termination.  The provisions of this Section 6 shall apply to termination of the Executive’s employment for any reason.

(a)The payments and benefits described in Section 5 shall constitute the only payments and benefits the Executive is entitled to receive from the Company in connection with a termination of the Executive’s employment.  In order to receive any Severance Benefits or Change in Control Severance Benefits hereunder, the Executive must first execute and return to the Company a timely and effective separation agreement that includes a general release and waiver in favor of the Company in a form acceptable to the Company and a non-competition covenant that applies for the greater of (i) one year following the termination of the Executive’s employment and (ii) the period during which the Executive is receiving payments pursuant to Section 5 hereof.  The separation agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment is terminated.

(b)Except for medical and dental insurance coverage continued pursuant to Section 5 hereof, or any right of the Executive to continue such plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any Severance Benefits or Change in Control Severance Benefits provided to the Executive following such date of termination.

(c)Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including without limitation the obligations of the Executive under this Section 6 and Sections 7, 8 and 9 hereof.  The obligation of the Company to provide Severance Benefits or Change in Control Severance Benefits hereunder is expressly conditioned upon the Executive’s continued full performance of his obligations under Sections 7, 8 and 9 hereof.  The Executive recognizes that, except as expressly provided in Section 5, no compensation will be earned by, or in any way owing to, the Executive after termination of employment.

(d)Subject to Section 6(e), (i) any payments to be made to the Executive (or to the Executive’s designated beneficiary or estate) hereunder following the Executive’s termination of employment, other than payments that are expressly stated as paid in a series of installments, shall be paid in the form of a single lump sum, which lump sum shall be paid to the Executive on the first regular payday that follows the expiration of sixty (60) days following the date of the Executive’s termination of employment; and (ii) any payments to be made in a series of installments to the Executive (or to the Executive’s designated beneficiary or estate) hereunder following the Executive’s termination of employment shall be paid in the form of

Exhibit 10.1

salary continuation, payable in accordance with the normal payroll practices of the Company, the first payment of which shall be paid to the Executive on the first regular payday that follows the expiration of sixty (60) days following the date of termination; but that first payment shall be retroactive to the day following the date the Executive’s employment terminates.  Notwithstanding the foregoing, the Final Compensation shall in all events be paid within the thirty (30) days following termination of the Executive’s employment, or, if earlier, within the time period required by applicable law.

(e)Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury regulations (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii) of the Treasury regulations, as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Section 1.409A-1(a)(5) of the Treasury regulations; or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(f)For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations, after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Section 1.409A-1(i) of the Treasury regulations.

(g)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(h)In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(i)Effective as of the date the Executive’s employment terminates, the Executive will be deemed to have resigned from any and all positions and offices that he/she holds with the Company or any of its Affiliates, without any further action required, and the Executive agrees to sign and return to the Company such documents confirming such resignations and provide such information in connection with such resignations as the Company

Exhibit 10.1

or any of its Affiliates may reasonably require.

7.Confidential Information.

(a)The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment.  The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates), or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates.  The Executive understands that the restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.  Nothing in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.  The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed under seal in a lawsuit or other proceeding.  Notwithstanding this immunity from liability, the Executive may be held liable if the Executive unlawfully accesses trade secrets by unauthorized means.

(b)All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates.  The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.  The Executive also agrees that, upon request of any duly authorized officer of the Company, the Executive shall disclose all passwords and passcodes necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Executive has password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c)The Executive acknowledges and agrees that all Confidential Information and proprietary materials that are provided by the Company to the Executive under this Agreement are and shall remain the exclusive property of the Company or the third party entrusting such Confidential Information or proprietary materials to the Company.

Exhibit 10.1

8.Restricted Activities.  As a condition to and in consideration of the Executive’s offer of employment and the terms and conditions of this Agreement, including the severance benefits described in Section 5 and the grant of options described in Section 4(c), the Executive agrees that the following restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a)While the Executive is employed by the Company and, except in the case of a termination of the Executive’s employment due to layoff or by the Company without Non-Compete Cause, for the period of twelve (12) months after his employment terminates (the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates in any geographic area in which the Company or any of its Affiliates does business or is actively planning to do business during the Executive’s employment, or with respect to the portion of the Non-Competition Period that follows the termination of his employment, at the time his employment terminates (the “Restricted Area”) or undertake any planning for any business competitive with the Company or any of its Affiliates in the Restricted Area.  Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with all or any portion of the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment within the Restricted Area and further agrees not to work for or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with all or any portion of the business of the Company or any of its Affiliates, as conducted or in active planning during his employment with the Company or, with respect to the portion of the Non-Competition Period that follows the termination of his employment, at the time his employment terminates.  For the purposes of this Section 8, the business of the Company and its Affiliates shall include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products.  The foregoing shall not prohibit the Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(b)The Executive agrees that, during his employment with the Company or any Affiliate of the Company, he/she will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(c)The Executive further agrees that while he/she is employed by the Company or any Affiliate of the Company and for the greater of (i) twelve (12) months after his employment terminates or (ii) the period during which the Executive is receiving payments under Section 5 thereafter (the “Non-Solicitation Period”), except as required for the proper

Exhibit 10.1

performance of his duties and responsibilities to the Company and its Affiliates, the Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer or employee of the Company or any of its Affiliates at any time within the immediately preceding one-year period, and (z) only if the Executive has performed work for such customer during his employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such customer as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive in his solicitation of such customer.

(d)For purposes of this Agreement “Non-Compete Cause” means the occurrence of any of the following, as determined by the Company in its reasonable discretion:  (i) the Executive’s failure to perform the Executive’s duties and responsibilities to the Company or any of its Affiliates, or the performance of the Executive’s duties and responsibilities to the Company or any of its Affiliates in a manner deemed by the Company to be in any way unsatisfactory; (ii) the Executive’s breach of this Agreement or any other agreement between Executive and the Company or any of its Affiliates; (iii) the Executive’s commission of, or plea of nolo contendere to, a felony or other crime; (iv) any misconduct by the Executive or other conduct by the Executive that is or could reasonably be expected to be harmful to the business interests or reputation of the Company or any of its Affiliates; (v) the Executive’s violation or disregard for any rule or procedure or policy of the Company or any of its Affiliates; or (vi) any other reasonable basis for the dissatisfaction of the Company or any of its Affiliates with Executive, including for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior.

(e)If the Executive violates any fiduciary duty to the Company or any of its Affiliates or unlawfully takes any confidential or proprietary information belonging to the Company or any of its Affiliates, the Non-Competition Period will be extended to two (2) years following termination of the Executive’s employment.

9.Assignment of Rights to Intellectual Property.  The Executive shall promptly and fully disclose, if he/she has not done so already, all Intellectual Property to the Company.  The Executive shall maintain adequate records (whether written, electronic, or otherwise) to document the Intellectual Property, including without limitation the conception and reduction to practice of all inventions, and shall make such records available to the Company upon request.  The Company shall have sole ownership of all Intellectual Property and all such records with respect thereto.  The Executive hereby assigns, conveys, and grants to the Company (or as

Exhibit 10.1

otherwise directed by the Company), and agrees to assign, convey and grant to the Company (or as otherwise directed by the Company), all of his right, title, and interest in and to the Intellectual Property and any and all patents, patent applications, and copyrights relating to the Intellectual Property.  The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property.  The Executive will not charge the Company for time spent in complying with these obligations.  All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

The Executive represents that the attached Exhibit A contains a complete list of all inventions, copyrightable works, tangible materials, and other intellectual property that the Executive (either alone or jointly with others) conceived, developed, discovered, created, or reduced to practice prior to the Effective Date (the “Prior IP”).  The Prior IP is not assigned to the Company under this Agreement, except to the extent that the Executive expressly assigns such Prior IP to the Company under the terms of a separate written instrument.  If no Prior IP is listed on Exhibit A, the Executive represents that no Prior IP exists.  The Executive recognizes that the protection of the Intellectual Property of the Company against unauthorized disclosure and use is of critical importance to the Company, and therefore, the Executive agrees to use his best efforts and exercise utmost diligence to protect and safeguard the Intellectual Property of the Company and its Affiliates, if any, and, except as may be expressly required by the Company in connection with the Executive’s performance of his obligations to the Company under this Agreement, the Executive shall not, either during the Term of this Agreement or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any of such Intellectual Property.

10.Notification Requirement.  Until the conclusion of the Non-Competition Period the Executive shall give notice to the Company of each new business activity he/she plans to undertake, at least twenty-one (21) days prior to beginning any such activity.  Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person.  The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 7, 8 and 9 hereof.

11.Enforcement of Covenants.  The Executive acknowledges that he/she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him/her pursuant to Sections 7 and 8 hereof.  The Executive agrees that said restraints are necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates and that

Exhibit 10.1

each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  The Executive further acknowledges that, were he/she to breach any of the covenants contained in Sections 7 or 8 hereof, the damage to the Company would be irreparable.  The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond, together with an award of its attorneys’ fees incurred in connection with securing any relief hereunder.  The parties further agree that, in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  The Executive agrees that the Non-Competition Period and Non-Solicitation Period shall be tolled, and shall not run, during any period of time in which he/she is in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein.  Each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to Section 7 or 8 hereof.  No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Executive’s employment or other relationship with the Company or any of its Affiliates, shall operate to extinguish the Executive’s obligation to comply with Sections 7 and 8 hereof.

12.Conflicting Agreements.  The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants, or any other obligations under any court order, judgment or decree, that would affect the performance of his obligations hereunder.  The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

13.Indemnification.  The Company shall indemnify the Executive to the extent provided in its then current Articles or By-Laws.  The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company.

14.Definitions.  For purposes of this Agreement, the following definitions apply:

(a)“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b)“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by the public.  Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships.  Confidential Information also includes comparable information that the Company or any of its Affiliates have received belonging to others or which was received by the Company or any of its Affiliates with any understanding that it would not be disclosed.

Exhibit 10.1

(c)“Good Reason” means: (i) the relocation of the Executive’s principal office, without his prior consent, to a location more than thirty (30) miles from its location on the day prior to the Change in Control; (ii) failure of the Company to continue the Executive in the position held immediately prior to the Change in Control; or (iii) material and substantial diminution in the nature or scope of the Executive’s responsibilities, duties or authority; however, the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates and any diminution of the business of the Company or any of its Affiliates, including without limitation the sale or transfer of any or all of the assets of the Company or any of its Affiliates, shall not constitute “Good Reason”.  Notwithstanding anything in this Agreement to the contrary, termination of employment by the Executive shall not be considered to be for “Good Reason” unless (i) the Executive provides notice to the Company of the condition claimed to be “Good Reason” within 30 days following the initial existence of such condition, (ii) the Company fails to remedy such condition within 30 days following its receipt of such notice from the Executive, and (iii) the Executive, in fact, terminates employment with the Company within 90 days of the initial existence of such condition.

(d)“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of twelve (12) months immediately following termination of his employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates.

(e) “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(f)“Products” mean all products planned, researched, developed, under development, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the

Exhibit 10.1

Company or any of its Affiliates, during the Executive’s employment.

15.Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

16.Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, an Affiliate or any other Person or transfer all or substantially all of its properties, stock or assets to an Affiliate or any other Person.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

17.Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19.Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known personal address on the books of the Company or, in the case of the Company, at its principal place of business, attention of Legal Department, or to such other address as either party may specify by notice to the other actually received.

20.Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment (including the Participation Agreement), excluding any obligations with respect to the securities of the Company or the grant of any stock options, all of which shall remain in full force and effect in accordance with their terms.

Exhibit 10.1

21.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

22.Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24.Governing Law.  This is a contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

25.Whistleblower Notice.  Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Accordingly, the Parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

26.Acknowledgement.  Participant acknowledges that (1) the Company provided the Executive with this Agreement by the earlier of (a) the date of a formal offer of the Executive’s employment or (b) ten (10) business days before the commencement of the Executive’s employment, (2) the Executive has been and is hereby advised of his right to consult an attorney before signing this Agreement, and (3) the Executive has carefully read this Agreement and understands and agrees to all of the provisions in this Agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.1

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:AGENUS INC., a Delaware corporation

/s/ Steven O’DayBy:/s/ Garo H. Armen

Steven O’Day

Name:Garo H. Armen

Title: Chairman and CEO

Exhibit 10.1

EXHIBIT A

LIST OF PRIOR IP